EXHIBIT 23.4

A PARTNERSHIP of INCORPORATED PROFESSIONALS	AMISANO HANSON

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-4, dated December 22, 2005, of our report dated October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2005 and 2004 and for the two years ended June 30, 2005, which appears in such Form S-4.

Vancouver, Canada	“Amisano Hanson”

December 22, 2005	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net